Exhibit 99.1

Contact: Michael Baehr VP of Corporate Communications & Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

FOR IMMEDIATE RELEASE

WFI REPORTS THIRD QUARTER 2006 RESULTS

Company Successfully Expanding Federal Government Business, Increasing Customer Portfolio and
Growing Opportunity Pipeline

SAN DIEGO, CA, NOVEMBER 9, 2006—WFI (NASDAQ: WFII), today reported results for the third quarter of fiscal 2006.  Revenues for the third quarter of fiscal 2006 were $84.3 million, down from $86.2 million in the second quarter of 2006.  Loss from continuing operations in accordance with GAAP was $1.1 million or $0.01 per share (diluted) for the third quarter of 2006, which includes $0.7 million of a stock compensation charge related to the Company’s adoption of SFAS No. 123R in January of 2006.  The Company’s loss from continuing operations for the third quarter before income taxes of $0.7 million was increased by a $0.4 million tax provision, resulting in the $1.1 million loss from continuing operations.  The Company’s effective tax provision of a negative 63 percent for the third quarter of 2006 is due primarily to operating losses of over $1.7 million incurred by our foreign operations for which we are not able to record a tax benefit.

On a non-GAAP basis, excluding the impact of the stock compensation charge, and assuming a normalized statutory tax rate of approximately 40 percent, EPS from continuing operations was approximately breakeven in the third quarter of 2006.  Comparatively, GAAP income from continuing operations was $4.7 million or $0.06 per share (diluted) in the third quarter of fiscal 2005.  Net loss on a GAAP basis for the third quarter of 2006 was $0.9 million, or $0.01 per share (diluted), which includes $0.2 million of income from discontinued operations, compared to net income of $5.2 million or $.07 per share (diluted) in the third quarter of fiscal 2005, which includes income from discontinued operations of $0.5 million. Net income for the third quarter of 2005 also includes a $2.5 million credit related to the reduction of an excess accrual for contingent acquisition consideration.

Revenues in the third quarter of 2006 of $84.3 million reflect a reduction from third quarter revenues of $94.5 million in 2005.  The decline between comparative periods was primarily caused by customer and program delays, some of which was attributed to the capital requirements needed to support bids in the AWS auction. The Western Wireless/Alltel merger has also negatively impacted our revenues year-over-year, with the consolidation of the two customers.

“WFI continues to make progress in executing the strategy of diversifying the business for greater predictability and profit,” said Eric DeMarco, president and CEO of WFI.  “We have successfully completed the acquisition of Madison Research Corporation, which brings our federal government business to approximately 35% of WFI’s total business.  As a result of this acquisition, we have significantly expanded our footprint within the DoD by adding core expertise in weapons systems engineering and maintenance as well as highly-skilled personnel, the majority of whom have security clearances, which is a key strategic advantage in this market, along with the number of customer relationships and contract vehicles.  Our plan is to continue building the federal area of our business and aggressively expanding our bid and proposal pipeline.”

“We are very encouraged by the positive trend within our Enterprise Division.  Revenues and profit are up quarter-over-quarter, our new management team is in place and executing as planned, and we have been successful in bringing new customers and projects to WFI in the third quarter.  From an execution perspective, our Enterprise business is successfully completing some industry milestones that we are proud to be a part of.  For example, we have just finished the first phase of acceptance testing of the Tucson Municipal Wireless network covering about 56 linear miles.  The application that we are providing to First Responders in Tucson is the first successfully deployed quadruple play consisting of voice, video, data, and mobility for a Municipal wireless network.  This is a testament to the value that these types of networks will provide in the future.”

“Another milestone and industry first for municipal wireless networks is the WiFi deployment in the City of Houston to support credit card transactions for parking meters.  This application is going to provide a great revenue boost to the City’s traffic department, and is another way in which WFI is thinking ‘outside of the box’ to support city services.”

“In our carrier business, the AWS spectrum auction which concluded in mid-September was a key area of focus in the third quarter.  As a result of this auction, a number of new customers have been brought into our customer mix.  WFI is in active planning discussions or we have begun work with these customers in recent weeks, including work on WiMAX and 4G projects for two large national carriers.  Although industry consolidation and other factors continue to be a challenge in the wireless industry, we remain focused on transitioning the business, a strategy which we have previously stated will take several quarters, with a very large part of this process including the introduction of new customers to our portfolio as a result of the AWS auction.”

“Other aspects of our WNS strategy include aggressively pursuing spectrum clearing opportunities driven by the AWS auction.  There are several thousand systems in both the commercial and government bands potentially needing to be relocated, and this is an opportunity for WFI.  We believe that WFI is one of the few providers uniquely qualified to perform this work.  We have already been engaged on the commercial side, and we are working with the Department of Defense, as well as other government agencies, on their spectrum relocation needs.  Finally, our best of breed solutions partnership program is gaining traction, with our strategic agreement with Redline Communications and its WiMAX products and solutions, our partnership with Connectiv Solutions and their RouteWatch product, among others.”

 WFI will hold a conference call to discuss third quarter 2006 results today at 1:30 p.m. Pacific Time.  The call will be web cast over the Internet and can be accessed at WFI’s website at www.wfinet.com.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the value of the potential opportunities in the pipeline, anticipated operating results for 2006, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks associated with the integration of MRC into WFI Government Services; risks associated with increased debt leverage; risks that the anticipated benefits of the acquisition will not be achieved; changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including non-GAAP earnings per share, may be considered non-GAAP financial measures. WFI believes this information is useful to investors because it provides a basis for measuring WFI’s available capital resources, the operating performance of WFI’s business and WFI’s cash flow, excluding the effect of stock compensation expense and atypical tax provisions that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. WFI’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating WFI’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by WFI may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$84.3	$94.5	$254.4	$280.5

Cost of revenues	68.8	74.3	208.4	217.7
Stock compensation expense	0.2	—	0.9	—
Total cost of revenues	69.0	74.3	209.3	217.7
Gross profit	15.3	20.2	45.1	62.8

Selling, general and administrative expenses	15.6	17.2	45.7	51.2
Stock compensation expense	0.5	—	1.5	—
Contingent acquisition consideration	—	(2.5)	0.1	(2.5)
Operating income (loss)	(0.8)	5.5	(2.2)	14.1
Other income (expense), net	0.1	(0.1)	0.3	(0.3)
Income (loss) from continuing operations before income taxes	(0.7)	5.4	(1.9)	13.8
Provision for income taxes	0.4	0.7	0.6	3.9
Income (loss) from continuing operations	(1.1)	4.7	(2.5)	9.9
Income from discontinued operations, net of taxes	0.2	0.5	0.2	2.2
Net income (loss)	$(0.9)	$5.2	$(2.3)	$12.1

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.06	$(0.03)	$0.13
Income from discontinued operations, net of taxes	0.00	0.01	0.00	0.03
Net income (loss)	$(0.01)	$0.07	$(0.03)	$0.16

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.06	$(0.03)	$0.13
Income from discontinued operations, net of taxes	0.00	0.01	0.00	0.03
Net income (loss)	$(0.01)	$0.07	$(0.03)	$0.16

Weighted average common shares outstanding
Basic	73.9	74.2	73.3	74.0
Diluted	73.9	75.3	73.3	75.4

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